Hydrogen Engine Center, Inc. Delvers Its Oxx Power™ Hydrogen-Fueled 4 + 1™ Power Generator System to Demonstration Site in Toronto Canada

For Immediate Release - January 18, 2007 - Algona, IA - Hydrogen Engine Center, Inc., (HYEG.OB) announced today that its subsidiary, HEC Canada, has shipped the company’s hydrogen-fueled, Oxx Power™ generator system to a demonstration site in Toronto as part of its contract to deliver the generator to Natural Resources Canada. The HEC Oxx Power™ generator system runs on non-polluting hydrogen fuel, generating 250 kW of continuous power using HEC’s proprietary internal combustion engine solution. The generator system is built upon a highly reliable 4 + 1™ design, controlled by the company’s Oxx BoxxTM technology developed by HEC Canada, whereby 4 engines run in parallel while one is always in reserve. This design maximizes both output and reliability, to become a key part of extending the use of both wind power and the power grid. The Oxx Power™ system is highly scalable, thereby ensuring it can be an integral part of large-scale power generation systems. The upcoming demonstration of the company’s 4 + 1™ system is another milestone under its previously announced agreement with Natural Resources Canada (NRCan).

NRCan is seeking power generation solutions that are environmentally clean and economically viable. By integrating wind-based energy with HEC Oxx Power™ generator systems, NRCan, its project partners, and HEC plan to bring on-line a sustainable solution that extends the reach of wind energy, and reduces customers’ dependence on petroleum and gas burning technology. During slack wind conditions, hydrogen, which is produced by water electrolysis when the wind is blowing, will be used to fuel HEC’s power generation systems, thereby extending the use of wind energy sources.

HEC’s CEO, Ted Hollinger stated, “Wind power projects have been around for many years. Now, by combining wind and hydrogen into a complete power generating solution, hydrogen can be produced to store energy when the wind is blowing -- and deliver power as it is needed. Natural Resources Canada is among a group of leaders who are supporting the deployment of sustainable, pollution-free, energy sources for the future. HEC is pleased to be working with NRCan and its partners to prove the combined value of wind power with our Oxx Power™ generator systems. Together, we see a large-scale opportunity for the wind-to-hydrogen market. This project, and our work with the National Renewable Energy Lab and Xcel Energy in Colorado, form the foundation for the rapid growth of the target market for our generators.” Mr. Hollinger further commented that, “unlike other technologies being developed for hydrogen-fueled power generation, HEC’s generator systems are being deployed now.”

HEC sees its Oxx Power™ distributed power generator systems going to industrial customers, as well as to power generation projects. Both of these sectors represent large potential growth markets for HEC’s hydrogen-fueled internal combustion engines. HEC believes that the ability to utilize wind power to create hydrogen in a proven electrolysis process, to then produce clean power using that hydrogen, is extremely important to the large-scale development of reliable renewable energy sources.

Natural Resources Canada
Natural Resources Canada (NRCan) is a federal government department that works with the natural resources sectors — forests, energy, minerals and metals, as well as related industries — to help shape their important contributions to the Canadian economy, society and environment. NRCan puts innovative science and technology to work so Canada’s natural resources sector can continue to contribute to our quality of life, now and in the future.

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
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